Certificate of Amendment to
               The New York Networks, Inc.
               Certificate of Incorporation
                    September 21, 2006


     The New York Networks, Inc. (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law, hereby certifies as follows:

     FIRST: As of September 13, 2006 the Corporation had 43,045,000 shares of common stock issued and outstanding.

     SECOND: by unanimous consent of the Board of Directors and by written consent of the shareholders, an amendment to the Certificate of Incorporation of the Corporation, as written below, was adopted in accordance with Section 242 of the Delaware General Corporation Law.

     THIRD: Article One to the Certificate of Incorporation shall be amended in its entirety to read as follows:

                       "ARTICLE ONE
                           Name

     The name of the Corporation is Jubilee Acquisition Corporation".


     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and attested by its duly authorized officers, on this 21st day of September, 2006.


                                        THE NEW YORK NETWORKS, INC.

Attest:
                                        BY: /s/   David Walsh
 /s/ David Walsh                                  President
 Secretary